Exhibit 1

Joint Filing Agreement

This will confirm the agreement by and among all the undersigned that the Statement on Schedule 13G filed on or about this date, and any amendments thereto, with respect to beneficial ownership by the undersigned of Common Shares, par value $0.08 per share, of Primus Guaranty, Ltd., a Bermuda company, is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934.

The undersigned further agree that each party hereto is responsible for timely filing of such Statement on Schedule 13G, and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning the other party, unless such party knows or has reason to believe that such information is inaccurate. The undersigned further agree that this Agreement shall be included as an Exhibit to such joint filing.

This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

CalPERS/PCG Corporate Partners, LLC

By:	PCG Corporate Partners Investments LLC
Its Manager

By:	Pacific Corporate Group Holdings, LLC
Its Managing Member

	By:	/s/Philip Posner	Date: October 7, 2004
	Name:	Philip Posner
	Title:	Managing Director/CFO

PCG Corporate Partners Investments LLC

By:	Pacific Corporate Group Holdings, LLC
Its Managing Member

	By:	/s/ Philip Posner	Date: October 7, 2004
	Name:	Philip Posner
	Title:	Managing Director/CFO

Pacific Corporate Group Holdings, LLC

	By:	/s/ Philip Posner	Date: October 7, 2004
	Name:	Philip Posner
	Title:	Managing Director/CFO